EXHIBIT 5

                           JOINT FILING AGREEMENT

          The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

          This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated:  October 22, 1999


                                    EL PASO ENERGY CORPORATION


                                    By:  /s/ Britton White Jr.
                                         ---------------------------------
                                         Name:   Britton White Jr.
                                         Title:  General Counsel and
                                                 Executive Vice President


                                    EL PASO ENERGY ACQUISITION CO.


                                    By:  /s/ Ralph Eads
                                         ---------------------------------
                                         Name:   Ralph Eads
                                         Title:  Executive Vice President